Exhibit 8.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

February 7, 2013

Board of Directors
Uranium Resources, Inc.
405 State Highway Bypass 121
Building A, Suite 110
Lewisville, Texas  75067

Ladies and Gentlemen:

This firm has acted as counsel to Uranium Resources, Inc., a Delaware corporation (the "Company"), in connection with Company's proposed (a) distribution to the holders of record of the Company's common stock, par value $0.001 per share ("Common Shares"), and warrants, at no charge, non-transferable subscription rights to purchase up to 5,098,039 Common Shares ("Subscription Rights"), and (b) the issuance of Common Shares underlying the Subscription Rights upon the valid exercise of such Subscription Rights (the "Underlying Shares"), all of which will be distributed and issued by the Company pursuant to a prospectus supplement, dated February 7, 2013, and the accompanying base prospectus (such documents, collectively the "Prospectus") filed as part of the Company's registration statement on Form S-3 (File No. 333-174845) (the "Registration Statement") initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on June 10, 2011 and declared effective on June 24, 2011. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

This opinion letter is based as to matters of law solely on the United States Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, "federal income tax law"). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the Registration Statement and the Prospectus.

In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made "to the knowledge of," or based on the belief of, the Company or those similarly qualified are true and correct without such qualification), (ii) the Company will take such actions as the Prospectus states it "intends" or "expects" to take, and (iii) all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.

We hereby confirm that, subject to the assumptions set forth herein and the assumptions, qualifications and conditions set forth in the Prospectus, the discussion set forth in the prospectus supplement dated February 7, 2013 under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS," constitutes our opinion insofar as it sets forth the material United States federal income tax consequences to holders of the Company’s common stock who receive and who exercise their Subscription Rights.

This opinion letter has been prepared solely for use in connection with the distribution of the Subscription Rights and the issuance of the Underlying Shares by the Company in accordance with the Registration Statement and the Prospectus and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this opinion letter.  This opinion letter should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company's Current Report on Form 8-K and its incorporation by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN LOVELLS US LLP